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                                                                     EXHIBIT 2.1

                                Agreement No. 1


     entered into this day of 7 May 1999 between:

     Hudson RCI "Hudson", its parent River Holding Corp, "River" and/or its affiliates, (collectively the "Purchaser", as the context may require); and

     Sten Gibeck, (the "Seller")

     jointly hereinafter referred to as the Parties;

     WHEREAS: the Purchaser intends to initiate a public cash offer in accordance with the NBK Take-over-Recommendation (the "Offer", and "to Offer", as the context may require) to acquire all outstanding shares in Louis Gibeck AB (the "Company") at an offer price of SEK 115 per share for the B-shares and the A-shares in the Company (the "Offer Price"); such intention to Offer to be publicly announced soonest hereafter and no later than on May 17, 1999 before the Stockholm Stock Exchange open.

     WHEREAS: the Seller is the owner of 483.750 A-shares and 45.390 B-shares in the Company (the "A-shares", and the "B-shares", respectively);

     WHEREAS: the Seller wishes to participate as shareholder in the combined group of Hudson and the Company, to the effect that the Purchaser is willing to offer the Seller newly issued shares in River as consideration for all the Seller's A-shares in a transaction parallel to, conditional upon and to be settled immediately prior to completion of the Offer.

     Now therefore the Parties have agreed as follows.

     1. The Seller hereby irrevocably undertakes to exchange or under the circumstances referred to in 1(ii) sell his A-shares subject to and in accordance with the below terms and conditions:

          (i) The Seller's undertaking to so exchange or sell A-shares shall be subject to the intention to Offer being publicly announced, no later than on May 17, 1999.

          (ii) The Seller shall receive such number of common shares in River, as will equal a value at the time of exchange of all the Seller's A-shares and valued at SEK 115 per share. The market value per common share in River (the "Market Value") will be determined by independent valuers, being Ernst & Young or such other leading accounting firm as the Parties will mutually agree. The relevant foreign exchange rate as officially quoted by Svenska Handelsbanken, shall be determined on the business day before such share exchange. Should the Market Value show a value of less than US$ 9, then the Seller shall have the option
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to exchange on the basis of a share value of US$ 9 irrespectively of the
Market Value or to elect to receive SEK 115 per share for all of his A-shares.

                The Seller's obligation to complete any exchange hereunder shall be subject to the Offer being declared unconditional.

          (iiI) The Parties recognise that the Purchaser's intention to announce and initiate the Offer is subject to undertakings to tender being obtained prior to such contemplated announcement from Euroventures Nordica I B.V., Forsakrings AB Skandia, Livforsakrings AB Skandia and Maud Gibeck (the "Other Main Sellers").

          (iv) The intention to Offer shall be publicly announced by way of a press release to be prepared by the Purchaser in consultation with the Seller. Accordingly, the Seller recognises that the Purchaser's obligation to make the Offer shall be subject to the following conditions, namely:

                (a) that the Offer will be accepted by shareholders -- including the Seller and the Other Main Sellers -- to an extent whereby the Purchaser will obtain shares representing more than 90% of the votes and 90% of the capital in the Company; such condition however being waivable by the Purchaser (the "Minimum Condition");

                (b) that the obligation to Offer is subject to the Purchaser arranging satisfactory financing for the aggregate amount of cash pursuant to the Offer, such Offer condition to be waivable by the Purchaser (the "Financing Condition"); such Financing Condition, however, vis-a-vis the Seller must be satisfied on or before 21 June 1999, to the effect that the Seller shall no longer be obliged to exchange or sell his A-shares hereunder, should such Financing Condition not have been waived prior to such date;

                (c) that antitrust and other regulatory consents (if any) be obtained (the "Regulatory Condition");

                (d) that the acquisition, prior to the public announcement that the Offer is being completed, is not rendered partly or wholly impossible or significantly impeded as a result of legislation, a court ruling, any decision of a public authority or by comparable circumstances in Europe, the US or Malaysia, as is reasonably likely at the time of such determination to become effective, or by any other circumstance beyond the Purchaser's control (the "Material Adverse Change Condition");

                (e) that the Purchaser will be allowed to conduct confirmatory due diligence in respect of the Company and its business and will be satisfied that the result of such due diligence shall be consistent in all material respects, in relation to the Company taken as a whole, with information related to the Company previously provided to the Purchaser as to the condition, financial and otherwise, of the Company's business, operating results, assets,

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liabilities and prospects (The "Due Diligence Condition"). The Due Diligence
Condition must be exercised reasonably and disregard any impact resulting primarily from the Offer itself.

     2.   The Purchaser, subject to the conditions referred to under 1(iv)(a)-
(e) above, undertakes to prepare, register and make publicly available an Offer Document Prospectus (the "Prospectus") -- thereby implementing the Offer and opening up its acceptance period in accordance with relevant Swedish regulation -- no later than on 21 June 1999. The Purchaser agrees that the Offer so made by virtue of the Prospectus will not remain subject to the Financing Condition or the Due Diligence Condition.

     3. The Parties appreciate that FS Equity Partners IV, L.P., a shareholder of River, is prepared to issue a put-option for a period 90 days from the Offer, or such longer time as may be agreed, in the Seller's favour in respect of a certain portion (not exceeding 60%) of the common shares of River to be received hereunder at a price per share equal to the price per River share used in the exchange in 1(ii) above, in order to provide the Seller with an orderly secondary market for the otherwise unlisted stock of River. Such put-option is separate from the Offer and this Agreement and shall not be construed as any part of or condition for the sale and purchase transaction hereunder.

     4. The Parties agree to cooperate in good faith and agree to make any required filing and any public announcements concerning this Agreement and the transactions referred to herein. The Seller specifically agrees that his undertaking hereunder to exchange his A-Shares may be made public in the press release and the Prospectus to be issued by the Purchaser.

     5. The Seller will not encourage any third party to proceed with any public offer for shares in the Company or with a private purchase of any shares of the Company (except the Sellers' B-shares), to the effect inter alia that the Seller will not assist in the provision of any non-public information related to the Company to any such third party (save as required by law). Should the Seller be approached by a third party for such purpose, the Seller will promptly inform the Purchaser with respect to the nature of such approach and the identity of such third party.

     6. The Purchaser agrees not to dispose of its shares in the Company, without the Seller's consent, for a period of 12 months from completion of the Offer unless the Purchaser has become the owner of more than 90% of the capital of the Company.

     7. The Parties agree to cooperate in order to improve the structure (however not the price) of the Offer prior to announcement.

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     8.   This Agreement is governed by Swedish law and any disputes shall be settled by arbitration in Stockholm in accordance with the Swedish Arbitration Act.

                              ____________________


Dated this 7 day May 1999

/s/                                 /s/
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Sten Gibeck                         Hudson RCI


                                    /s/
                                    --------------------------------------------
                                    River Holding, Inc.

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